Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. LeRoy

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. PRICES

COMMERCIAL REAL ESTATE CDO

NEW YORK, N.Y. – June 21, 2005 – Gramercy Capital Corp. (NYSE: GKK) today announced the pricing of a $1 billion commercial real estate collateralized debt obligation (“CDO”).  Gramercy will utilize the proceeds of the CDO issuance to refinance its warehouse facilities and fund additional investment activities.

The CDO securities will be issued by two newly formed subsidiaries of Gramercy, and will consist of $810.5 million of investment-grade notes, $84.5 million of non-investment grade notes and $105 million of preferred shares.  Gramercy expects to retain all of the non-investment grade securities and the equity in the CDO issuer.  At issuance, the weighted-average interest rate of the investment grade securities will be three-month LIBOR plus 49 basis points, excluding transaction costs.  The CDO will have an expected term of up to ten years and provides for a five-year reinvestment period during which Gramercy can utilize the proceeds of loan repayments to finance new investments.  Gramercy expects the transaction to close on or about July 14, 2005, subject to satisfaction of customary closing conditions.

The CDO will allow Gramercy to achieve its objective of extending the term of its liabilities and lowering its cost of funds.  The five-year reinvestment feature of the CDO is expected to allow Gramercy to broaden its product offerings and originate additional investments.

Assets to be contributed to the CDO by Gramercy will consist primarily of first mortgage loans secured by transitional and stabilized commercial properties, and subordinate participation interests in first mortgage loans. Other assets to be contributed will include mezzanine loans and preferred equity investments. Substantially all of the loan investments originated or acquired by Gramercy since its initial public offering in August 2004 are to be contributed to the CDO.

Gramercy will treat the transaction as a financing and thus consolidate on its balance sheet and statement of operations all of the assets, liabilities, income and expenses of the CDO issuer. All contributed collateral will be shown as assets, and the investment grade rated securities issued to third party investors will be shown as direct liabilities.

The offering of the securities referred to herein will be made to certain initial purchasers pursuant to a private placement. The initial purchasers will sell or offer the securities within the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the securities cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

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Company Profile

Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial property throughout the United States. Gramercy Capital Corp. is headquartered in New York City.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

FOR IMMEDIATE RELEASE

Forward-Looking Information

Certain items in this press release may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Gramercy Capital Corp. can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Gramercy Capital Corp.’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed from time to time in the Gramercy Capital Corp.’s periodic and other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Gramercy Capital Corp. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Gramercy Capital Corp.’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.